CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2020, relating to the financial statements and financial highlights of Evercore Equity Fund, a series of Wall Street EWM Funds Trust, for the year ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Advisory and Other Services” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Chicago, Illinois
April 24, 2020